UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	May 13, 2020

NOWEA ENERGY, INC.

(Formerly Northwest Oil & Gas Trading Company, Inc.)

 (Exact Name of Registrant as Specified in Charter)

Nevada

   (State or Other Jurisdiction of Incorporation)

333-229036	82-3552932
(Commission File Number)	(IRS Employer Identification No.)

4650 Wedekind Road Suite #2 Sparks, NV	89431
(Address of Principal Executive Offices)	(Zip Code)

 (775) 882-7549

   (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

NOWEA Energy, Inc. (the “Company”) is filing this Current Report on Form 8-K in compliance with and in reliance upon the SEC Order issued pursuant to Section 36 of the Securities Exchange Act of 1934, as amended, granting Exemptions from Specified Provisions of the Exchange Act and Certain Rules thereunder (SEC Release No. 34-88465 on March 25, 2020) (the “Relief Order”). Set forth below are the reasons for the delays in the completion of the Quarterly Report on Form 10-Q for the period ended February 29 2020 (the “Quarterly Report”), and estimated filing dates of the Quarterly Report.

On April 16, 2020,The Company previously announced through a report on Form 8-K that it expected to file its Quarterly Report by May 14, 2020, within the extension period afforded by the Relief Order. As a result of the increasing challenges associated with the COVID-19 outbreak, the Company does not expect to file the Quarterly Report until after May 14, 2020. The Company is filing this Current Report on Form 8-K today to outline its reliance on the relief from the original filing deadline provided by the SEC, and the Quarterly Report filing extension permitted thereunder to July 1, 2020. The extension of time is necessary due to unanticipated delays being experienced by the Company and its newly retained auditors in completing the review of the Company’s financial statements and the Company’s completing its Quarterly Report. Particularly, given that the auditor personnel has been unable to perform the work necessary to complete the review due to restrictions imposed upon auditor personnel related to the COVID-19 outbreak. Considering the lack of time for the compilation and review of the information required to be presented and the importance of markets and investors receiving materially accurate information in the Quarterly Report, as of the date of this filing, the Company expects to file the Quarterly Report no later than July 1, 2020.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOWEA ENERGY, INC.

Date: May 13, 2020	By:	/s/ Joacham Haas
Joacham Haas
Chief Executive Officer

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